Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended September 30, 2012

OPERATING HIGHLIGHTS

•	Reaffirmation of full year 2012 guidance

•	Strong sales bookings of $192 million across all geographies, up 67% over prior year and 23% over prior quarter

•	Repurchased 312,000 shares in the open market for $13.8 million

•	Repurchased outstanding IBM warrants for $29.6 million

•	1.8 million shares remaining in share repurchase authorization

•	Completed the acquisition of Distra Pty Ltd

(NAPLES, FL — November 8, 2012) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended September 30, 2012. We will hold a conference call on November 8, 2012, at 4:30 p.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“We achieved strong sales bookings across all geographies in the quarter driven by sales, net of term extensions. The strength in global sales underscores our 2012 growth objectives and provides us with strong forward momentum,” said Chief Executive Officer Philip Heasley. “Also, our acquisition of Distra in September further enhances our focus on product innovation and will enable cross-selling opportunities and acceleration of customer implementations when orchestrated with ACI’s suite of payments products,” continued Mr. Heasley.

FINANCIAL SUMMARY

2012 Guidance

We are reiterating our guidance for the 2012 calendar year as follows: Non-GAAP revenue to achieve a range of $706-$716 million, Non-GAAP Operating Income of $122-$127 million and Adjusted EBITDA of $188-$193 million. All guidance metrics exclude the impact of $23 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements. The Non-GAAP Operating Income and Adjusted EBITDA also exclude $31 million of acquisition and integration related one-time expenses. Previous guidance given on July 26, 2012 did not consider the aforementioned $23 million impact of the S1 deferred revenue adjustment, as follows: GAAP Revenue $683-$693 million, non-GAAP Operating Income of $99-$104 million, and Adjusted EBITDA of $165-$170 million.

Sales

Sales bookings in the quarter totaled $192 million, an increase of $77 million, or 67%, over prior year quarter. Sales net of term extensions in the quarter totaled $126 million, an increase of $51 million, or 69%, over the prior-year quarter. S1 contributed $44 million to sales in the quarter. Historical ACI sales increased $33 million, or 28%, over prior year quarter sales bookings of $115 million.

Backlog

60-month backlog increased $61 million in the quarter to $2.367 billion as compared to $2.306 billion as of June 30, 2012. 12-month backlog increased $14 million to $584 million as compared to $570 million at June 30, 2012.

Revenue

GAAP revenue increased to $155.1 million, an increase of $42.9 million, or 38%, over prior-year quarter. S1 contributed $47.8 million of revenue in the third quarter. Historical ACI revenue was impacted by approximately $2 million in unfavorable foreign currency movements as compared to the prior year quarter. Non-GAAP revenue was $159.9 million, an increase of $47.8 million, or 43%, over prior year quarter. Non-GAAP revenue excludes the impact of $4.9 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.

Operating Expenses

Excluding $4.5 million and $3.4 million of S1 acquisition related one-time expenses incurred in the quarters ended September 30, 2012 and 2011, respectively, operating expenses increased $44.8 million compared to the prior year quarter due to the addition of $44.0 million of S1 operating expenses, inclusive of $4.0 million of intangibles amortization. Total GAAP operating expenses for the quarter were $146.8 million.

Operating Income

Consolidated GAAP operating income was $8.3 million for the quarter. Non-GAAP operating income totaled $17.7 million, an increase of $3.0 million, or 20%, compared to the prior-year quarter. Non-GAAP operating income excludes the $4.9 million deferred revenue adjustment due to purchase accounting as well as the impact of $4.5 million of acquisition-related one-time expenses.

Adjusted EBITDA

Adjusted EBITDA increased to $33.6 million, an improvement of $9.5 million, or 40%, compared to the prior year quarter. Adjusted EBITDA excludes the impact of $4.9 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements and $4.4 million of acquisition related one-time expenses.

Liquidity

We ended the quarter with $87.7 million in cash on hand as of September 30, 2012. During the quarter, we repurchased approximately 312,000 shares in the open market for $13.8 million and we purchased 2.5 million warrants from IBM for a total purchase price of $29.6 million. At the end of third quarter, the remaining stock repurchase authorization was 1.8 million shares, or approximately $76 million based on the closing share price on September 30, 2012. In addition, we paid $3.1 million in principal payments on our term credit facility. Also, during the quarter, we acquired Distra for $49.8 million.

Operating Free Cash Flow

Operating free cash flow (“OFCF”) for the quarter was essentially break-even, a decrease of $25 million as compared to the prior-year quarter primarily from timing of customer billings and collections as we integrate S1 back office and corporate functions and higher capital expenditures resulting from our facilities, IT and data center consolidations.

Other Expense

Other expense for the quarter was $3.8 million, an increase of $3.6 million as compared to other expense of $0.2 million in the prior-year quarter. The variance was driven by an increase of $2.2 million in interest expense as well as a negative foreign exchange variance of $1.4 million.

Taxes

Income tax benefit in the quarter was $1.2 million compared to income tax expense of $0.5 million in the prior year quarter. The income tax benefit for the quarter ended September 30, 2012 was primarily due to the beneficial impact of domestic losses at the U.S. tax rate offset by foreign income at lower tax rates. The effective tax rate was also beneficially impacted by the release of certain tax reserves related to tax years for which the statute of limitations has expired.

Net Income and Diluted Earnings Per Share

Net income for the quarter ended September 30, 2012 was $5.7 million, compared to net income of $10.5 million during the same period last year.

Earnings per share for the quarter ended September 30, 2012 was $0.14 per diluted share compared to $0.31 per diluted share during the same period last year. Excluding the impact of $4.5 million of S1 acquisition related one-time expenses and the impact of $4.9 of million deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements, earnings per share was $0.29 per diluted share.

Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 40.7 million for the quarter ended September 30, 2012 as compared to 34.3 million shares outstanding for the quarter ended September 30, 2011. The number of weighted average shares outstanding was increased by 5.8 million due to the issuance of shares related to the acquisition of S1 Corporation.

-End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 1,650 financial institutions, retailers and processors around the world. ACI software enables $12 trillion in payments each day, processing transactions for 14 of the leading global retailers, and 24 of the world’s 25 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

For more information contact:

Tamar Gerber, Vice President, Investor Relations & Financial Communications

c/o Jennifer Almquist, President and Owner – Ivy Street Advisory

+1 402 778 1990

invrel@aciworldwide.com

Non-GAAP Financial Measures

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2012 GAAP	Adjustments	2012 Non-GAAP	2011 GAAP	Adjustments	2011 Non-GAAP	$ Diff	% Diff
Revenues: (2)

Total revenues	$155,062	$4,882	$159,944	$112,149	$—	$112,149	$47,795	43%

Expenses:
Cost of software license fees	5,874	—	5,874	3,763	—	3,763	2,111	56%
Cost of maintenance, services and hosting fees	51,944	—	51,944	29,996	—	29,996	21,948	73%
Research and development	34,213	—	34,213	22,481	—	22,481	11,732	52%
Selling and marketing	20,448	—	20,448	19,814	—	19,814	634	3%
General and administrative (3)	24,533	(4,476)	20,057	19,068	(3,400)	15,668	4,389	28%
Depreciation and amortization	9,742	—	9,742	5,759	—	5,759	3,983	69%

Total expenses	146,754	(4,476)	142,278	100,881	(3,400)	97,481	44,797	46%

Operating income	8,308	9,358	17,666	11,268	3,400	14,668	2,998	20%

Other income (expense):
Interest income	222	—	222	205	—	205	17	8%
Interest expense	(2,620)	—	(2,620)	(406)	—	(406)	(2,214)	545%
Other, net	(1,430)	—	(1,430)	(46)	—	(46)	(1,384)	3009%

Total other income (expense)	(3,828)	—	(3,828)	(247)	—	(247)	(3,581)	1450%

Income before income taxes	4,480	9,358	13,838	11,021	3,400	14,421	(583)	-4%
Income tax (benefit) expense (4)	(1,175)	3,275	2,100	482	—	482	1,618	336%

Net income	$5,655	$6,083	$11,738	$10,539	$3,400	$13,939	$(2,201)	-16%

Depreciation and amortization	13,499	—	13,499	7,221	—	7,221	6,278	87%
Stock-based compensation (5)	2,575	(146)	2,429	2,158	—	2,158	271	13%

Adjusted EBITDA	$24,382	$9,212	$33,594	$20,647	$3,400	$24,047	$9,547	40%

Earnings per share information
Weighted average shares outstanding
Basic	39,126	39,126	39,126	33,495	33,495	33,495
Diluted	40,712	40,712	40,712	34,305	34,305	34,305

Earnings per share
Basic	$0.14	$0.16	$0.30	$0.31	$0.10	$0.42	$(0.12)	-28%
Diluted	$0.14	$0.15	$0.29	$0.31	$0.10	$0.41	$(0.12)	-29%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for $4.9 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	Adjust for the three months ended September 30, 2012 related to the acquisition of S1, including, $3.5 million for facility closures, $0.5 million for employee related actions, $0.1 million for termination of the IBM IT outsourcing agreement and $0.4 million for other professional fees. For the three months ended September 30, 2011, the adjustment relates to professional fees associated with the acquisition of S1.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measure indicated in the tables, which exclude certain business combination accounting entries and expenses related to the acquisition of S1, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•

Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•

Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•

Adjusted EBITDA: net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility disclosures, net after-tax payments associated with IBM IT outsourcing transition, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Reconciliation of Operating Free Cash Flow	Quarter Ended September 30,
(millions)	2012	2011
Net cash provided by operating activities	$5.3	$26.8
Net after-tax payments associated with employee-related actions	1.3	—
Net after-tax payments associated with lease terminations	0.7	—
Net after-tax payments associated with S1 related transaction costs	—	0.2
Net after-tax payments associated with IBM IT Outsourcing Transition	0.2	0.2
Less capital expenditures	(8.0)	(2.7)

Operating Free Cash Flow	$(0.5)	$24.5

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that our strong global sales, net of term extensions, for the third quarter provide the company with strong forward momentum; (ii) expectations regarding revenue acceleration of customer implementations, enhanced product development, and increased sales from the Distra Pty Ltd. acquisition; and (iii) expectations regarding 2012 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, risks related to the expected benefits to be achieved in the transaction with S1, consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation, the risk that expected synergies, operational efficiencies and cost savings from the S1 acquisition may not be fully realized or realized within the expected time frame. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$87,682	$197,098
Billed receivables, net of allowances of $8,020 and $4,843, respectively	135,094	93,355
Accrued receivables	36,325	6,693
Deferred income taxes, net	42,987	25,944
Recoverable income taxes	9,008	—
Prepaid expenses	15,733	9,454
Other current assets	10,677	9,320

Total current assets	337,506	341,864

Property and equipment, net	40,373	20,479
Software, net	133,603	22,598
Goodwill	505,787	214,144
Other intangible assets, net	125,552	18,343
Deferred income taxes, net	45,287	13,466
Other noncurrent assets	32,694	33,748

TOTAL ASSETS	$1,220,802	$664,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,470	$11,532
Accrued employee compensation	37,808	27,955
Current portion of Term Credit Facility	15,625	—
Deferred revenue	169,190	132,995
Income taxes payable	—	10,427
Alliance agreement liability	20,667	20,667
Accrued and other current liabilities	34,389	23,481

Total current liabilities	305,149	227,057

Noncurrent liabilities
Deferred revenue	44,156	32,721
Note payable under Term Credit Facility	175,000	—
Note payable under Revolving Credit Facility	194,000	75,000
Other noncurrent liabilities	25,264	12,534

Total liabilities	743,569	347,312

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2012 and December 31, 2011	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 and 40,821,516 shares issued at September 30, 2012 and December 31, 2011, respectively	232	204
Common stock warrants	—	24,003
Treasury stock, at cost, 7,231,577 and 7,178,427 shares outstanding at
September 30, 2012 and December 31, 2011, respectively	(188,545)	(163,411)
Additional paid-in capital	531,331	322,654
Retained earnings	150,323	151,141
Accumulated other comprehensive loss	(16,108)	(17,261)

Total stockholders’ equity	477,233	317,330

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,220,802	$664,642

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended September 30,
	2012	2011
Revenues:
Software license fees	$39,560	$39,249
Maintenance fees	47,920	36,928
Services	35,811	23,770
Software hosting fees	31,771	12,202

Total revenues	155,062	112,149

Expenses:
Cost of software license fees (1)	5,874	3,763
Cost of maintenance, services and hosting fees (1)	51,944	29,996
Research and development	34,213	22,481
Selling and marketing	20,448	19,814
General and administrative	24,533	19,068
Depreciation and amortization	9,742	5,759

Total expenses	146,754	100,881

Operating income	8,308	11,268

Other income (expense):
Interest income	222	205
Interest expense	(2,620)	(406)
Other, net	(1,430)	(46)

Total other income (expense)	(3,828)	(247)

Income before income taxes	4,480	11,021
Income tax expense (benefit)	(1,175)	482

Net income	$5,655	$10,539

Earnings per share information
Weighted average shares outstanding
Basic	39,126	33,495
Diluted	40,712	34,305

Earnings per share
Basic	$0.14	$0.31
Diluted	$0.14	$0.31

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$5,655	$10,539
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	3,559	2,001
Amortization	9,941	5,220
Deferred income taxes	(4,748)	795
Stock-based compensation expense	2,575	2,158
Excess tax benefit of stock options exercised	(550)	(260)
Other	855	123
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(20,040)	2,173
Other current and noncurrent assets	753	1,902
Accounts payable	(3,156)	(879)
Accrued employee compensation	1,567	4,322
Accrued liabilities	3,311	3,561
Current income taxes	1,865	(3,020)
Deferred revenue	5,789	(385)
Other current and noncurrent liabilities	(2,051)	(1,499)

Net cash flows from operating activities	5,325	26,751

Cash flows from investing activities:
Purchases of property and equipment	(6,640)	(1,440)
Purchases of software and distribution rights	(1,386)	(1,302)
Purchase of available-for-sale equity securities	—	(10,000)
Acquisition of businesses, net of cash acquired	(49,852)	—

Net cash flows from investing activities	(57,878)	(12,742)

Cash flows from financing activities:
Proceeds from issuance of common stock	290	340
Proceeds from exercises of stock options	1,253	405
Excess tax benefit of stock options exercised	550	260
Repurchases of common stock	(13,772)	—
Repurchase of restricted stock for tax withholdings	(578)	(312)
Proceeds from exercises of common stock warrants	11,866	—
Cash settlement of common stock warrants	(29,596)	—
Proceeds from revolving portion of credit agreement	24,000	75,000
Repayment of revolving credit facility	—	(75,000)
Repayment of term portion of credit agreement	(3,125)	—
Payments for debt issuance costs	(541)	—
Payments on debt and capital leases	(1,205)	(2,403)

Net cash flows from financing activities	(10,858)	(1,710)

Effect of exchange rate fluctuations on cash	1,477	(3,406)

Net increase (decrease) in cash and cash equivalents	(61,934)	8,893
Cash and cash equivalents, beginning of period	149,616	170,807

Cash and cash equivalents, end of period	$87,682	$179,700